                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

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     14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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Notes:

LOGO

To the Shareholders of
  Washington National Corporation:
  The annual meeting of shareholders of Washington National Corporation (the "Corporation") will be held on Thursday, June 6, 1996. The official notice of this meeting, together with the proxy statement and form of proxy, is enclosed. You should have already received a copy of the Corporation's 1995 annual report to shareholders. If you have not received the annual report, please call the financial reporting department at (847) 793-3053.

  At the annual meeting, you will have the opportunity to vote upon the election of four directors of the Corporation. Directors and officers of the Corporation, as well as the Corporation's independent public accountants, will be present at the annual meeting to respond to any questions that you may have.

  We hope you will be able to attend the annual meeting. In the event you will not be able to do so, please review the enclosed form of proxy carefully. After voting, please sign and return it promptly to assure that your shares will be voted at the meeting. If you attend, you may revoke your proxy and vote in person.

                            Sincerely,

                            /s/ Robert W. Patin

                            Robert W. Patin
                            Chairman of the Board, President
                            and Chief Executive Officer

LOGO

April 17, 1996

To the Shareholders of
  Washington National Corporation:

  The annual meeting of shareholders of Washington National Corporation, a Delaware corporation (the "Corporation"), will be held at the Corporation's home office, 300 Tower Parkway, Lincolnshire, Illinois, on Thursday, June 6, 1996, at 10:30 a.m., central daylight savings time, for the following purposes:

  1. To elect four class C directors to serve for a term of three years;

  2. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

  The board of directors has fixed the close of business on April 8, 1996 as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY, AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

                            By order of the board of directors,

                            /s/ Craig R. Edwards

                            Craig R. Edwards
                            Corporate Secretary

                        WASHINGTON NATIONAL CORPORATION
                               300 Tower Parkway
                         Lincolnshire, Illinois 60069

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 6, 1996

  This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Washington National Corporation ("WNC") for use at the annual meeting of shareholders to be held on Thursday, June 6, 1996 and all adjournments or postponements thereof (the "annual meeting"), for the purposes set forth in the accompanying notice. Proxy materials are being mailed to shareholders of WNC on or about April 17, 1996. The cost of the solicitation will be borne by WNC. In addition to solicitation of proxies by mail, certain officers and employees of WNC may solicit proxies by telephone or in person, but they will not be compensated for doing so. WNC may agree to pay banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy material to the beneficial owners of WNC stock.

  The holders of record of the common stock, par value $5 per share ("common stock"), and the $2.50 convertible preferred stock ("preferred stock") of WNC at the close of business on Monday, April 8, 1996 will be entitled to vote on all matters which properly come before the annual meeting. As of such record date, there were outstanding 12,242,058 shares of common stock (excluding 3,383,473 shares held by WNC as treasury stock, which will not be voted) and 144,506 shares of preferred stock. Each shareholder of record of common stock and preferred stock will be entitled to one vote for every share of stock standing in his name on the books of WNC on the record date.

  Any shareholder entitled to vote may vote his shares either in person or by his duly authorized proxy. Any proxy solicited herewith may be revoked by the shareholder by written notice to the corporate secretary of WNC at any time prior to the voting thereof, but a revocation will not be effective until notice thereof has been received by the corporate secretary prior to such voting. All shares represented by properly executed proxies received by WNC will be voted at the annual meeting and all adjournments thereof in accordance with the instructions reflected in the proxies. Absent any instructions to the contrary, shares represented by properly executed proxies will be voted FOR the election of directors.

  A quorum of shareholders is necessary to take action at the annual meeting. The presence, in person or by proxy, of the holders of record of a majority of outstanding shares of stock entitled to be voted at the annual meeting shall constitute a quorum. Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the meeting. The inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered present and entitled to vote on that matter.

                             ELECTION OF DIRECTORS

  WNC's certificate of incorporation and by-laws currently provide that the board of directors shall consist of not less than twelve nor more than sixteen directors, with the exact number to be determined by a resolution of the board of directors. The certificate of incorporation and by-laws also stipulate that the board shall be divided into three classes which shall be as nearly equal in number as possible. The WNC board adopted a resolution establishing the number of its members at twelve, consisting of four class A directorships, four class B directorships and four class C directorships.

  At each annual meeting, successors of the class whose term of office expires in that year are elected for three-year terms or until the election and qualification of their successors. The terms of the class C directors, Ronald
L. Bornhuetter, Lee A. Ellis, Frank L. Klapperich, Jr., and Lee M. Mitchell, expire this year and each has been nominated for reelection to the board. If the four class C nominees are elected, they will serve the full three-year term or until the election and qualification of their successors. In case any nominee should be unwilling or unable to accept nomination for election, which is not now anticipated, the persons named in the proxy will vote for the election of such other persons as they shall determine. Unless directed to the contrary by the shareholders, the proxies received as a result of this solicitation will be voted FOR election of all nominees. A plurality of shares of common stock and preferred stock, present in person or represented by proxy at the annual meeting, is required for the election of directors.

  THE FOLLOWING SETS FORTH CERTAIN INFORMATION ABOUT THE NOMINEES AND OTHER DIRECTORS WHOSE TERMS CONTINUE AFTER THE MEETING:

NOMINEES

CLASS C--TERMS EXPIRING IN 1999:

  RONALD L. BORNHUETTER--Chairman, President and Chief Executive Officer of NAC Re Corporation, Greenwich, Connecticut

  Mr. Bornhuetter, age 63, was elected a director of WNC in 1992, and he serves on the executive, finance and compensation committees, the last of which he serves as chairman. Mr. Bornhuetter is chairman, president, chief executive officer and a director of NAC Re Corporation, a publicly held property and casualty reinsurance company. Prior to his employment with NAC Re Corporation, Mr. Bornhuetter was associated with General Re Corporation from 1966 to 1985, where he served in a number of capacities, including the position of chief financial officer. Mr. Bornhuetter also is a trustee of the College of Wooster, Wooster, Ohio.

  LEE A. ELLIS--Former Senior Vice President for Business and Finance, Northwestern University, Evanston, Illinois

  Mr. Ellis, age 66, was elected a director of WNC in 1982, and he serves on the compensation, executive, finance and board affairs committees, the last of which he serves as chairman. He was associated with Northwestern University, a private institution of higher education, as senior vice president for business and finance from 1976 until his retirement in 1990.

  FRANK L. KLAPPERICH, JR.--President, Charter Capital Corporation, Chicago, Illinois

  Mr. Klapperich, age 61, was elected a director of WNC in 1991, and he serves on the compensation, executive and finance committees, the last of which he serves as chairman. He is president of Charter Capital Corporation, a private investment company. Prior to his retirement in 1990, Mr. Klapperich had a 29-year investment banking career with Kidder Peabody & Co., Inc. and was a senior vice president of that firm at the time of his retirement. Mr. Klapperich also serves as a director of TC Manufacturing Co., Inc. and Newcor, Inc.

  LEE M. MITCHELL--Principal, Golder, Thoma, Cressey, Rauner, Inc., Chicago, Illinois

  Lee M. Mitchell, age 53, was elected a director of WNC in 1993, and he serves on the audit, compensation and board affairs committees. Mr. Mitchell is a principal in the private equity investment firm of Golder, Thoma, Cressey, Rauner, Inc., ("GTCR"), which specializes in the acquisition or recapitalization of companies in fragmented, consolidating industries in partnership with leading executives. Prior to joining GTCR in 1994, Mr. Mitchell was the president and CEO of The Field Corporation and its predecessor, Field Enterprises, Inc., private management and holding companies with interests in publishing, communications, paper manufacturing and commercial real estate. Mr. Mitchell also was a partner in the law firm of Sidley & Austin, where he maintained a corporate and federal regulatory practice. He serves as a member of the Board of Governors of The Chicago Stock Exchange and as a director of Paging Network, Inc. and a number of private companies.

  The eight persons named below will continue to serve as directors for the terms indicated.

CONTINUING DIRECTORS

CLASS A--TERMS EXPIRING IN 1997:

  FREDERICK R. BLUME--Managing Partner, Founder, Capital Health Venture Partners, Denver, Colorado

  Frederick R. Blume, age 53, was elected a director of WNC in 1993, and he serves on the audit and compensation committees. Mr. Blume is founder and managing partner of Capital Health Venture Partners, a Denver-based venture capital management company established in 1985. Previously, Mr. Blume was a managing director of PaineWebber Capital Markets and has also been vice president of corporate finance for A.G. Becker & Company and Kidder, Peabody & Co., Inc. In addition to being on the faculty of Carroll Graduate School of Management, Boston College, Mr. Blume also serves as a director of US Servis, Inc. and Cytyc Corporation.

  ELAINE R. BOND--Former Senior Consultant and Chase Manhattan Bank Fellow, The Chase Manhattan Bank, N.A., New York, New York

  Ms. Bond, age 60, was elected a director of WNC in 1992, and she serves on the audit and compensation committees. Ms. Bond was associated with The Chase Manhattan Bank, N.A. from 1981 as senior vice president and corporate staff head for the use of technology in the bank, until her retirement in December 1994. In 1993, she became a Chase Manhattan Bank Fellow and Senior Consultant and was responsible for overseeing research projects, consulting with executives of the bank, and influencing industry directions. From 1957 to 1981, Ms. Bond was associated with IBM Corporation where she served in a number of capacities, including the position of director of information services. Ms. Bond also serves as a director of Novell, Inc.

  STANLEY P. HUTCHISON--Former Chairman of the Board and Chief Executive Officer, WNC and Washington National Insurance Company, Lincolnshire, Illinois

  Mr. Hutchison, age 72, was elected a director of WNC in 1968, and he serves on the audit and finance committees. In 1988, he retired as chairman of the board and chief executive officer of WNC, positions he held since 1983 and 1978, respectively. From 1976 until his retirement, he also was chairman of the board and chief executive officer of Washington National Insurance Company.

  ROBERT W. PATIN--Chairman of the Board, President and Chief Executive Officer, WNC and Washington National Insurance Company, Lincolnshire, Illinois

  Mr. Patin, age 53, was elected chairman of the board and chief executive officer of WNC and chairman of the executive committee in July 1988. At that time, he also assumed the position of chairman of the board of Washington National Insurance Company. Mr. Patin was elected president of WNC and Washington National Insurance Company in May 1990 and February 1991, respectively. He also is a director of certain affiliated companies of WNC, including United Presidential Corporation and United Presidential Life Insurance Company. Mr. Patin also is a director of Evanston Hospital Corporation.

CLASS B--TERMS EXPIRING IN 1998:

  W. FRANCIS BRENNAN--Former Executive Vice President, UNUM Corporation, Portland, Maine

  Mr. Brennan, age 59, was elected by the board as a director of WNC in 1995, and he serves on the finance and board affairs committees. He retired from UNUM Corporation in December 1994 as executive vice president, a position he held since 1991. In his 10 years with UNUM, Mr. Brennan developed and executed the company's corporate development and international expansion strategies. Mr. Brennan also serves as a director on The President's Council of Visitors at the University of Southern Maine.

  JOHN R. HAIRE--Chairman, Committee of Independent Directors, Dean Witter Group of Investment Companies, New York, New York

  Mr. Haire, age 71, has been a director of WNC since 1969, and he serves on the finance and board affairs committees. In 1989, he was elected chairman of the Committee of Independent Directors of the Dean Witter Group of Investment Companies. Between 1978 and 1989 he was president and chief executive officer of the Council for Aid to Education, Inc., a not-for-profit corporation promoting financial aid to higher education. Mr. Haire is also a director of the Dean Witter Group of Mutual Funds.

  GEORGE P. KENDALL, JR.--Former Vice Chairman, WNC, and former President, Washington National Insurance Company, Lincolnshire, Illinois

  Mr. Kendall, age 61, was elected a director of WNC in 1974, and he serves on the executive, board affairs and audit committees, the last of which he serves as chairman. He retired in January 1991 as vice chairman of WNC, a position he held since 1984. After holding various positions at Washington National Insurance Company for 16 years, Mr. Kendall was elected its president and a director in 1983, serving as a member of the executive committee and as chairman of the finance committee of the board of directors until his retirement in January 1991.

  REX READE--Former Chairman of the Board, Rust-Oleum Corporation, Vernon Hills, Illinois

  Mr. Reade, age 71, was elected a director of WNC in 1983, and he serves on the audit and board affairs committees. He was associated with Rust-Oleum Corporation, a manufacturer of rust-preventive coatings, since 1959 and was chairman of that company until his retirement in 1988.

                     BOARD OF DIRECTORS AND ITS COMMITTEES

  The board of directors held five meetings during 1995. The board has established five standing committees whose principal functions are described below. During 1995, with the exception of Mr. Bornhuetter, all WNC directors attended at least 75% of the total number of board meetings and meetings of committees on which they served.

  The executive committee met four times in 1995. Its function is to exercise, between meetings of the board of directors, all of the powers and authority of the board in the management of WNC to the extent permitted by law or as otherwise restricted by the board. Robert W. Patin, chairman, Ronald L. Bornhuetter, Lee A. Ellis, George P. Kendall, Jr. and Frank L. Klapperich, Jr. currently serve on the executive committee, which consists of the chairman of the board and the chairmen of the board's standing committees.

  The audit committee met five times in 1995. Its function is to recommend to the board the appointment of independent auditors each year; to review financial statements with such independent auditors prior to their presentation to the board of directors; and to determine the effectiveness and integrity of the audit effort and of internal accounting controls for WNC and each of its subsidiaries. George P. Kendall, Jr., chairman, Frederick R. Blume, Elaine R. Bond, Stanley P. Hutchison, Lee M. Mitchell and Rex Reade currently serve on the audit committee.

  The compensation committee met five times in 1995. Its function is to review and approve basic and incentive compensation plans and budgets for WNC and its subsidiaries; to evaluate the performance and determine compensation for the chief executive officer and those reporting directly to him; to administer any existing stock option plans; to review board compensation matters and to provide an annual report on executive compensation to be included in the proxy statement for WNC's annual meeting of shareholders. Ronald L. Bornhuetter, chairman, Frederick R. Blume, Elaine R. Bond, Lee A. Ellis, Frank L. Klapperich, Jr. and Lee M. Mitchell currently serve on the compensation committee.

  The finance committee met five times in 1995. Its function is to review quarterly financial results and trends in depth to determine adequate financial results and progress; to review and approve corporate and subsidiary investment philosophies, strategies and guidelines; to approve items significantly affecting capital structure; to review and recommend to the board actions related to mergers, acquisitions or divestitures; to review and recommend to the board the annual budget and profit plan; and to monitor asset utilization to insure that management is able to identify and deploy assets that are undervalued or utilized in unprofitable operations. Frank L. Klapperich, Jr., chairman, Ronald L. Bornhuetter, W. Francis Brennan, Lee A. Ellis, John R. Haire and Stanley P. Hutchison currently serve on the finance committee.

  The board affairs committee met four times in 1995. Its function is to search for, screen and recommend to the board for nomination persons for election or reelection to the board of directors; to monitor the board's retirement policy; and to recommend to the board the type, function and membership of board committees. The board affairs committee will consider nominations for directorships submitted in writing by shareholders to the corporate secretary. Lee A. Ellis, chairman, W. Francis Brennan, John R. Haire, George P. Kendall, Jr., Lee M. Mitchell and Rex Reade currently serve on the board affairs committee.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Based solely on WNC's review of Reports on Forms 3, 4 and 5 and amendments thereto furnished to it pursuant to Rule 16a-3(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during its most recent fiscal year, no person who, at any time during the fiscal year, was a director, officer or beneficial owner of more than ten percent of any class of equity securities of WNC registered pursuant to Section 12 of the Exchange Act, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

                                STOCK OWNERSHIP

  The following table sets forth the stock ownership of all persons known by WNC to be the beneficial owners of more than 5% of the outstanding shares of common stock of WNC (exclusive of treasury stock) as of April 8, 1996.

                                                         NUMBER OF SHARES
                                                       BENEFICIALLY OWNED(1)
                                                     ------------------------------
         NAME AND ADDRESS OF BENEFICIAL OWNER         NUMBER             PERCENTAGE
         ------------------------------------        ---------           ----------
         George P. Kendall, Jr.(2)
         300 Tower Parkway
         Lincolnshire, IL 60069                      1,484,592             12.13%
         NBD Bancorp, Inc.(3)
         611 Woodward Avenue
         Detroit, MI 48226                           1,361,039             11.12%
         Shufro, Rose & Ehrman(4)
         745 Fifth Avenue
         New York, NY 10151                            722,170              5.90%
         SunTrust Banks, Inc.(5)
         25 Park Place, N. E.
         Atlanta, GA 30303                           1,560,450             12.75%

(1) The table includes common stock which could be acquired within 60 days by exercise of a stock option. The table does not include the beneficial ownership of WNC's preferred stock. The only person known to WNC to own beneficially more than 5% of the outstanding shares of the preferred stock is Melvin S. Cutler, Cutler Associates Investments, Inc., P.O. Box 15049, Worcester, Massachusetts 01615, who beneficially owned, as of May 25, 1995, 30,100 shares or 21.0% of the preferred stock according to a Schedule 13G filed with the Securities and Exchange Commission on such date. Such shares, if fully converted into shares of common stock, would constitute less than 1% of the outstanding shares of common stock.

(2) George P. Kendall, Jr. beneficially owns 1,484,592 shares of common stock, including 1,263,003 shares which are also reported under NBD Bancorp, Inc.'s beneficial ownership total. The 1,263,003 shares are held by various trusts (including the G. R. Kendall Foundation and Trust) with respect to which George P. Kendall, Jr. and NBD Bancorp, Inc., as well as other members of the Kendall family, share voting and investment power as co-trustees of such trusts. Excluding these 1,263,003 shares, George P. Kendall, Jr. beneficially owns 221,589 shares or 1.81% of the outstanding shares.

(3) According to its Schedule 13G filed with the Securities and Exchange Commission on February 13, 1996, NBD Bancorp, Inc. beneficially owned 1,361,039 shares of common stock on such date. NBD Bancorp, Inc. indicated that it had sole voting power over 43,459 shares, shared voting power over 1,317,580 shares, sole investment power over 20,906 shares and shared investment power over 1,299,254 shares. Included in NBD Bancorp, Inc.'s beneficial ownership total are 510,169 shares held by the G. R. Kendall Foundation and Trust over which NBD Bancorp, Inc. shares voting and investment power in its capacity as co-trustee with, among others, George
    P. Kendall, Jr., a director of WNC.

(4) According to its Schedule 13G filed with the Securities and Exchange Commission on February 14, 1996, Shufro, Rose & Ehrman beneficially owned on such date 722,170 shares of common stock. Shufro, Rose & Ehrman indicated that it had sole voting power over 72,350 shares and sole investment power over 722,170 shares.

(5) According to its Schedule 13G filed with the Securities and Exchange Commission on January 23, 1996, SunTrust Banks, Inc. beneficially owned 1,560,450 shares of common stock on such date. SunTrust Banks, Inc. indicated that it had sole voting power over 545,750 shares, sole investment power over 1,559,700 shares and shared investment power over 750 shares.

  The following table sets forth the beneficial ownership of WNC stock by each director, each director nominee, each executive officer named in the Summary Compensation Table, and all executive officers and directors as a group as of April 1, 1996.

                                              NUMBER OF
                                                SHARES
      NAME OF BENEFICIAL                     BENEFICIALLY
      OWNER                  TITLE OF CLASS    OWNED(1)        PERCENTAGE(2)
      ------------------     --------------  ------------      -------------
      F. R. Blume            common stock         4,950(3)
      E. R. Bond             common stock         7,150(3)
      R. L. Bornhuetter      common stock        13,250(3)
      W. F. Brennan          common stock         3,400(3)
      W. G. Brown            common stock        14,021(3)
      L. A. Ellis            common stock        11,131(3)
      C. L. Fuhrmann         common stock        45,600(3)
      K. A. Grubb            common stock        27,095(3)
      J. R. Haire            common stock        11,400(3)
      S. P. Hutchison        common stock        14,588(3)
                             preferred stock        100
      G. P. Kendall, Jr.     common stock     1,484,592(3)(4)      12.13%
                             preferred stock      2,300             1.59%
      F. L. Klapperich, Jr.  common stock         9,750(3)

                                               NUMBER OF
                                                 SHARES
      NAME OF                                 BENEFICIALLY
      BENEFICIAL OWNER        TITLE OF CLASS    OWNED(1)        PERCENTAGE(2)
      ----------------        --------------  ------------      -------------
      L. M. Mitchell          common stock         5,000(3)
      R. W. Patin             common stock       144,061(3)          1.18%
      J. N. Plato             common stock        32,910(3)
      T. Pontarelli           common stock        47,566(3)
      R. Reade                common stock         8,500(3)
      T. C. Scott             common stock        56,100(3)
      All Executive Officers
       and                    common stock     1,941,063(3)(5)      15.86%
       Directors as a         preferred stock      2,400             1.66%
       Group (18 persons)

(1) Unless otherwise indicated by footnote, persons owning the indicated shares are deemed to have sole voting and investment power over such shares.

(2) The percentage of ownership of the common stock assumes conversion of preferred stock only by the person or officers and directors as a group holding such stock and not by all other holders of preferred stock. It also includes common stock which could be acquired within 60 days by exercise of a stock option. Unless otherwise indicated, the percentage of ownership of each class of stock is less than one percent.

(3) Includes shares of common stock issuable pursuant to stock options exercisable within 60 days after March 1, 1996, as follows: Mr. Blume, 4,000; shares; Ms. Bond, 6,000 shares; Mr. Bornhuetter, 6,750 shares; Mr. Brennan, 2,000; Mr. Brown, 14,000 shares; Mr. Ellis, 8,250 shares; Mr. Fuhrmann, 45,000 shares; Mr. Grubb, 27,000 shares; Mr. Haire, 8,250 shares; Mr. Hutchison, 8,250 shares; Mr. Kendall, 6,750 shares; Mr. Klapperich, 6,750 shares; Mr. Mitchell, 4,000 shares; Mr. Patin, 120,000 shares; Mr. Plato, 28,183 shares; Mr. Pontarelli, 46,000 shares; Mr. Reade, 8,250 shares; Mr. Scott, 46,000 shares; and all executive officers and directors as a group, 1,941,063 shares.

(4) See footnote (2) on page 6 for information relating to Mr. Kendall's beneficial ownership.

(5) The 1,941,063 shares of common stock shown include 1,263,003 shares beneficially owned by George P. Kendall, Jr. that are reported above under both George P. Kendall, Jr.'s and NBD Bancorp, Inc.'s beneficial ownership totals.

                            EXECUTIVE COMPENSATION

REPORT OF WASHINGTON NATIONAL CORPORATION COMPENSATION COMMITTEE

  The compensation committee reviews and approves the compensation of WNC's executive officers, including the named executive officers in the Summary Compensation Table. It also reviews overall compensation policies and levels for all other executives.

  WNC believes that shareholders should be provided meaningful information relating to how it compensates its executives. To that end and consistent with Securities and Exchange Commission rules, set forth below is a report submitted by Messrs. Blume, Bornhuetter, Ellis, Klapperich and Mitchell and Ms. Bond in their capacity as the board's compensation committee addressing WNC's compensation policies for 1995 as they affected WNC's executive officers: Messrs. Brown, Fuhrmann, Grubb, Patin, Plato, Pontarelli and Scott. Each member of the compensation committee is a non-employee director.

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS

  The stated objectives of WNC's executive compensation program are:

  (a) to reinforce and guide executives to align thinking and behavior with the long-term interests of shareholders;

  (b) to attract and retain key executives by providing a total compensation package which rewards executives for adding value for shareholders and meeting and exceeding performance objectives; and

  (c) to enhance profitable business performance based on long-term decision making.

  The compensation committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with WNC's annual and long-term performance goals, significantly reward above-average corporate performance and increases in shareholder value, and recognize individual initiative and achievements taking into account the value received for the resources expended. Target levels of the executive officers' overall compensation are intended to be consistent with those maintained by other comparably sized publicly held life and health insurance companies, but are increasingly being weighted toward programs contingent upon WNC's business performance as described below. Competitive base and incentive compensation levels are monitored through analysis of compensation surveys of leading compensation consultants. The compensation committee and its compensation consultant last conducted a study in 1994 to analyze the continued competitiveness of WNC's compensation program for its executive officers. The committee views the 60th percentile as "competitive" and sets its base and target incentive compensation at that level.

  For 1995, approximately one-half of each executive officer's total compensation was targeted to be in the form of base or fixed compensation, with the remainder being variable pay or "pay-at-risk" (the receipt of which is subject to the satisfaction of certain performance conditions, as described below). Such pay-at-risk included both annual pay-at-risk compensation and long-term pay-at-risk cash and stock-based compensation. The compensation committee believes that stock-based compensation arrangements are very important in aligning management and shareholder interests in improvement of shareholder value. For this reason, the committee has utilized non-qualified stock option grants in the past to compensate WNC's executive officers, and the committee intends to continue to utilize such option grants in the future to provide a large percentage of its executive officer long-term compensation. As a result of the increased emphasis on tying executive compensation to corporate and individual performance, in any particular year, WNC's executive officers may be paid more or less than the executives of WNC's competitors, depending upon WNC's performance, increases in shareholder value and individual performance.

RELATIONSHIP BETWEEN CORPORATE PERFORMANCE AND EXECUTIVE COMPENSATION

  Compensation paid to WNC's executive officers for 1995, as reflected in the following tables, primarily consisted of base compensation, and compensation pursuant to the terms of the 1995 Annual Pay-At-Risk and the 1993-1995 Long-Term Pay-At-Risk Plans. In early 1995, the compensation committee established target payout and performance levels for the Annual Pay-at-Risk Plan. The Annual Pay-at-Risk Plan is a cash bonus plan which in 1995 covered virtually all employees of WNC and its subsidiaries. Payout targets are set at 40% of base compensation for all executive officers other than the chief executive officer, who has a 50% target. The Plan's objective is to reward achievement of certain annual financial, operational and strategic goals. The participant is "at risk" as to this compensation in that the payout pool is totally based on the achievement of certain pre-established WNC, subsidiary and divisional pretax operating income goals approved by WNC's board.

  In order to insure that individual performance is differentiated and that truly outstanding performance is rewarded, individual awards under the Annual Pay-At-Risk Plan are variable, based on the individual performance of each executive officer and the degree to which individual and corporate or divisional goals are met during the year. The key WNC, subsidiary and divisional goals are the achievement of board approved annual business plans which include specific pretax operating income, revenue and expense control targets. In addition, individual goals include specific managerial and personal initiatives and projects not directly related to financial performance. Although important, these individual goals are given a lesser weight in the setting of actual awards levels than the financial goals of the unit for which the executive officer is responsible.

  In March 1993, WNC implemented a Long-Term Pay-At-Risk Plan for certain elected officers of WNC and its subsidiaries. This plan uses two vehicles, non-qualified stock options and cash, to provide market based and performance based incentives. As reflected in the stock option grant table below, stock options were granted in March 1995 to the named executive officers at an exercise price equal to the market value of the common stock on the date of grant. These options may be exercised over ten years and will vest in equal annual installments over a five year period. By providing value to the executive as shareholder value is created, the option grants align the interest of executives with those of the shareholders. The size of the 1995 stock option was determined by placing a value on each option share utilizing an option valuation model and taking into account the nature and size of the other elements of compensation paid to the named executive officers. The committee established a target of approximately 50% of total compensation being in the form of variable or "at-risk" pay. Since the other pay compensation components (base compensation, target Annual Pay-At-Risk and the cash portion of the Long-Term Pay-At-Risk Plan) had been previously set by the committee, the size of the options was set to meet the committee's pay mix target for "at-risk" pay.

  The Long-Term Pay-At-Risk Plan has provided for cash-based incentives for achievement of rolling three year cycles under which an executive officer earns a percentage of base compensation (5% for the chief executive officer, 4% for other executive officers) for each year in the three year plan. For the 1993-1995 and 1994-1996 cycles, awards were earned by measuring corporate and divisional pretax operating income performance versus plan and general financial performance versus the industry, as determined by the subjective judgment of the committee. The 1993-1995 and 1994-1996 Long-Term Pay-At-Risk Plans each have three separate components based on performance during a given fiscal year. Once performance standards during a fiscal year are achieved, that year's component is not affected by subsequent years' performance. Plans that operate in this manner are considered "annual" and not "long-term" compensation plans under relevant Securities and Exchange Commission Rules. Therefore, disclosure of payouts under each of these Plans is included in the Bonus column under the heading "Annual Compensation" in the Summary Compensation Table.

  During 1994, the compensation committee studied possible measurement standards other than pretax operating income for the cash portion of the Long-Term Pay-At-Risk Plan. As a result, performance measures for the 1995-1997 and future cycles of the Long-Term Pay-At-Risk Plan have been revised to incorporate return on shareholder equity targets and total shareholder return measured against both a broad group of publicly held life and health insurance companies and the Standard & Poor's SmallCap 600 index. Use of these new measures should contribute to better balance in WNC's pay-at-risk compensation between internal corporate performance and performance relative to the insurance industry and the investment marketplace in general. In addition, the percentage of base compensation to be earned for these cycles was increased to 30% for the chief executive officer (as compared to 15% for previous cycles) and 25% for other executive officers (as compared to 12% for previous cycles.) This increase was the result of the 1994 study which indicated that an increase in long-term cash incentive pay was appropriate in order to remain competitive as compared to a peer group of life and health insurance companies. The compensation committee continues to believe that operating performance criteria are appropriate for annual pay-at-risk plans while common stock market price, return on shareholder equity and total shareholder return relative to the market are appropriate measures for long-term rewards.

  The compensation committee intends to continue structuring its pay-at-risk programs on the achievement of aggressive corporate and individual performance goals designed to provide appropriate incentives, while retaining sufficient flexibility to assess and reward individual performance achievement.

CORPORATE PERFORMANCE AND CEO COMPENSATION

  Consistent with its approach for executive officers, the compensation committee's approach in setting Mr. Patin's target total compensation is to seek to be competitive with comparable life and health insurance companies, but to have a large percentage of his target total compensation "at-risk" based on objective short and long-term performance criteria. This balanced approach provides incentive to achieve annual and long-term goals while also providing Mr. Patin some certainty in the level of his compensation through the base compensation component.

  Mr. Patin is eligible to participate in the same executive compensation plans as WNC's other executive officers. Mr. Patin's base compensation was established in 1988 when he was recruited to join WNC. With input from a compensation consultant, the compensation committee set Mr. Patin's base compensation at the 60th percentile for chief executive officers of life and health insurance companies of comparable size in terms of assets, revenues and with a similar scope of operations. Since that time, Mr. Patin has received annual merit increases to his base compensation based on the compensation committee's assessment of WNC's and his performance. The appropriateness of Mr. Patin's base compensation and total compensation opportunities was reaffirmed in the previously mentioned market study undertaken by the compensation committee in 1994.

  The compensation committee established Mr. Patin's annual pay-at-risk target at 50% of his base compensation for 1995. Mr. Patin was paid 121% of this target primarily because WNC exceeded its profit plan goals, including its pretax operating income and revenue targets. In addition, the compensation committee considered and rewarded Mr. Patin's performance in achieving certain personal performance goals in 1995. As a result of WNC's achievement of its 1995 pretax operating income target, Mr. Patin also vested in the 1995 segment of the 1993-1995 and the 1994-1996 performance periods of the Long-Term Pay-At-Risk Plan. In March 1996, Mr. Patin received $81,510 representing 15% of his 1995 base compensation as a result of the achievement of all targets in the 1993-1995 cycle. Moreover, if he is still employed by WNC in 1997, Mr. Patin will receive 10% of his 1996 base compensation in March 1997, as a result of the vested portion of the 1994-1996 performance period. In March 1995, the committee granted Mr. Patin an option to purchase 25,000 shares of WNC's common stock under the stock-based portion of the Long-Term Pay-At-Risk Plan at 100% of the then market price of $18.38. This option has a ten year term and vests in equal installments over five years.

  The Internal Revenue Code was amended to limit the deductibility of certain compensation in excess of $1,000,000 annually. Mr. Patin is the only executive officer who could potentially approach this compensation level in 1996. The compensation committee continues to study this issue with an intent to maximize deductibility without hindering its discretion to compensate executives commensurate with performance and comparative compensation information.

  This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that WNC specifically incorporates this information by reference, and it shall not otherwise be deemed filed under such Acts.

         COMPENSATION COMMITTEE OF THE WASHINGTON NATIONAL CORPORATION
                              BOARD OF DIRECTORS

                        Ronald L. Bornhuetter, Chairman
                              Frederick R. Blume
                                Elaine R. Bond
                                 Lee A. Ellis
                           Frank L. Klapperich, Jr.
                                Lee M. Mitchell

  The following tables set forth the compensation information for the years 1993 through 1995 with respect to WNC's chief executive officer and the six most highly compensated executive officers of WNC whose cash compensation exceeded $100,000 in 1995.

                          SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                              ANNUAL COMPENSATION              COMPENSATION
                                         ------------------------------     -------------------
                                                                              AWARDS
                                                                            (SECURITIES
                                                           OTHER ANNUAL     UNDERLYING-          ALL OTHER
NAME AND                                           BONUS   COMPENSATION       OPTION/   PAYOUTS COMPENSATION
PRINCIPAL POSITION                  YEAR  SALARY    ($)        ($)           SARS (#))  ($)(3)   ($)(4)(5)
- ------------------                  ---- --------  -----   ------------     ----------- ------- ------------
R. W. Patin                         1995 $546,990 $330,000   $ 14,886(1)      25,000    $81,510   $81,486
 Chairman of the Board,             1994 $521,398 $275,000   $ 16,703         25,000              $81,210
 President and CEO                  1993 $494,748 $312,375   $ 12,894         25,000              $91,458
 WNC and Washington
 National Insurance Company
 ("WNIC")

W. G. Brown                         1995 $183,927 $ 88,000   $ 84,772(1)(2)   10,000    $21,318   $30,947
 Executive Vice                     1994 $178,773 $ 77,500   $110,637         10,000              $20,472
 President and Chief                1993 $ 87,500 $ 60,000   $ 24,492         20,000              $ 3,938
 Information Officer, WNC and WNIC

C. L. Fuhrmann                      1995 $285,310 $138,000   $ 11,167(1)      10,000    $33,390   $42,706
 President                          1994 $247,737 $114,000   $  8,227         10,000              $40,108
 Health Division                    1993 $257,937 $137,500   $ 10,374         15,000              $42,275
 WNIC

K. A. Grubb                         1995 $211,930 $ 70,000   $ 36,881(1)(2)   10,000    $18,237   $27,016
 President                          1994 $203,084 $ 19,000   $ 61,783         10,000              $33,536
 Education Division                 1993 $193,874 $ 92,750   $ 54,109         10,000              $18,781
 WNIC

J. N. Plato                         1995 $259,868 $135,000   $ 40,251(1)(2)   10,000    $30,402   $40,526
 Chairman of the Board,             1994 $235,300 $111,000   $ 10,163         10,000              $38,867
 President and CEO                  1993 $183,476 $102,500   $      0         15,000              $21,704
 United Presidential Life Insurance
 Company

T. Pontarelli                       1995 $233,428 $115,500   $ 10,407(1)      10,000    $27,090   $36,417
 Executive Vice President           1994 $222,190 $ 96,000   $ 11,519         10,000              $34,784
 Law and Administration, WNC and    1993 $210,780 $105,500   $  8,569         10,000              $33,128
 WNIC

T. C. Scott                         1995 $234,832 $113,500   $ 36,421(1)(2)   10,000    $27,234   $36,273
 Executive Vice                     1994 $223,132 $ 93,000   $  4,049         10,000              $34,743
 President and Chief                1993 $212,974 $102,500   $ 10,037         10,000              $34,048
 Financial Officer, WNC and WNIC

(1) Includes $14,886, $60,061, $11,167, $12,267, $13,910, $10,407 and $4,653
    paid to Messrs. Patin, Brown, Fuhrmann, Grubb, Plato, Pontarelli and Scott, respectively, for payment of taxes incurred primarily in connection with relocation expenses, company-provided automobiles and company-related travel.

(2) Includes $24,711, $23,285, $26,341 and $31,768 incurred in connection with company-provided automobiles.

(3) Paid to Messrs. Patin, Brown, Fuhrmann, Grubb, Plato, Pontarelli and Scott, respectively, under the 1993-1995 Long-Term Pay-At-Risk Plan.

(4) Includes $63,594, $12,113, $25,498, $8,476, $20,902, $19,209 and $19,065
    in contributions made pursuant to WNC's Supplemental Executive Retirement Plan to Messrs. Patin, Brown, Fuhrmann, Grubb, Plato, Pontarelli and Scott, respectively.

(5) Includes $16,164 in contributions made pursuant to WNC's defined contribution plans to each of Messrs. Patin, Brown, Fuhrmann, Grubb, Plato, Pontarelli and Scott.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                 POTENTIAL
                                                             REALIZABLE VALUE
                                                             AT ASSUMED ANNUAL
                                                              RATES OF STOCK
                                                                   PRICE
                                                             APPRECIATION FOR
                             INDIVIDUAL GRANTS                  OPTION TERM
                NUMBER OF  ----------------------            -----------------
                SECURITIES  % OF TOTAL
                UNDERLYING   OPTIONS    EXERCISE
                 OPTIONS    GRANTED TO   OR BASE
                 GRANTED   EMPLOYEES IN   PRICE   EXPIRATION
NAME              (#)(1)   FISCAL YEAR  ($/SH)(2)    DATE     5% ($)  10% ($)
- ----            ---------- ------------ --------- ---------- -------- --------
R. W. Patin       25,000      16.39%     $18.38    3/02/05   $288,977 $732,325
W. G. Brown       10,000       6.56%     $18.38    3/02/05   $115,591 $292,930
C. L. Fuhrmann    10,000       6.56%     $18.38    3/02/05   $115,591 $292,930
K. A. Grubb       10,000       6.56%     $18.38    3/02/05   $115,591 $292,930
J. N. Plato       10,000       6.56%     $18.38    3/02/05   $115,591 $292,930
T. Pontarelli     10,000       6.56%     $18.38    3/02/05   $115,591 $292,930
T. C. Scott       10,000       6.56%     $18.38    3/02/05   $115,591 $292,930

(1) Twenty percent of the options granted may be exercised each year beginning on March 2, 1996.

(2) All options were granted at the then current market price of a share of WNC's common stock.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                       NUMBER OF SECURITIES
                                      UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                  SHARES                 OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS
                ACQUIRED ON  VALUE         YEAR-END (#)           AT FISCAL YEAR-END ($)
                 EXERCISE   REALIZED ------------------------- ----------------------------
NAME                (#)      ($)(1)  EXERCISABLE UNEXERCISABLE EXERCISABLE(2) UNEXERCISABLE
- ----            ----------- -------- ----------- ------------- -------------- -------------
R. W. Patin            0       --      120,000      45,000        $622,100      $244,200
W. G. Brown            0       --       14,000      26,000        $      0      $123,080
C. L. Fuhrmann         0       --       45,000      21,000        $155,940      $108,390
K. A. Grubb            0       --       27,000      23,000        $      0      $137,130
J. N. Plato        1,000     $9,165     21,750      25,817        $ 37,081      $116,768
T. Pontarelli          0       --       46,000      18,000        $214,000      $ 97,680
T. C. Scott            0       --       46,000      18,000        $214,000      $ 97,680

(1) This amount represents the difference between the market value of one share of WNC's common stock on the date of exercise and the exercise price times the number of shares.

(2) This amount represents the difference between the market value of one share of WNC's common stock on December 29, 1995 ($27.63) and the exercise price times the number of shares.

             LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

    POSSIBLE 1998 PAYMENTS AS A PERCENTAGE OF 1997 ANNUAL BASE COMPENSATION

                   PERFORMANCE
NAME                  PERIOD       THRESHOLD TARGET MAXIMUM
- ----            ------------------ --------- ------ -------
R. W. Patin     1/95 through 12/97      0%     30%   75.0%
W. G. Brown     1/95 through 12/97      0%     25%   62.5%
C. L. Fuhrmann  1/95 through 12/97      0%     25%   62.5%
K. A. Grubb     1/95 through 12/97      0%     25%   62.5%
J. N. Plato     1/95 through 12/97      0%     25%   62.5%
T. Pontarelli   1/95 through 12/97      0%     25%   62.5%
T. C. Scott     1/95 through 12/97      0%     25%   62.5%

  The table shows the percentage of annual base compensation in effect on December 31, 1997 that would be payable as an incentive award if WNC achieved certain return on equity and total shareholder return goals set by the compensation committee for the 1995-1997 performance period. The compensation committee established a range of possible payments, including threshold, target and maximum payments, based upon WNC's three-year average return on equity and its three-year total shareholder return relative to the Standard & Poor's SmallCap 600 and a peer group of life and health insurance companies. No awards will be made if either of WNC's insurance subsidiaries do not maintain an A- Best rating or higher during the three-year performance period. If earned, awards would be payable in cash in 1998.

                               PERFORMANCE GRAPH

                        WASHINGTON NATIONAL CORPORATION
                      TOTAL RETURNS--DIVIDENDS REINVESTED
                             12/31/90 TO 12/31/95

  The following graph compares WNC's stock price performance with the Standard & Poor's 500 Index (a broad-based, multi-industry measure of the stock market) and the Dow Jones Life Insurance Index (Peer Group). The latter index is comprised of twelve life and health insurance companies. The graph shows the yearly change in total shareholder return as of each calendar year end during the period from December 31, 1990 through December 31, 1995, assuming the investment of $100 on December 31, 1990 and the reinvestment of dividends.



                             [GRAPH APPEARS HERE]


Measurement Period           Washington     Peer         S&P 500
(Fiscal Year Covered)        National       Group        Index
- -------------------          ----------     -------      -------
Measurement Pt-
1990                         100.000        100.000      100.000
1991                         157.000        155.433      130.335
1992                         239.676        203.234      140.251
1993                         261.513        216.551      154.324
1994                         217.601        193.854      156.419
1995                         332.133        267.397      214.990

COMPENSATION OF DIRECTORS

  Effective January 1, 1995, directors who are not employees of WNC or its subsidiaries earn an annual fee of $25,000, paid in quarterly installments, and $1,000 for attendance at each meeting of the board of directors and its committees. Directors who chair a committee also receive a $2,500 annual fee. Directors employed by WNC or its subsidiaries do not earn fees for their services as directors. WNC directors may elect to defer payment of a portion of their director compensation. The terms of the deferred compensation agreements vary and the agreements may be amended on an annual basis.

  Following six years of service on the board, a director is entitled to a retirement benefit for a period of the earlier to occur of (i) five years from the payment commencement date and (ii) the deaths of the director and his or her spouse. The annual retirement benefit is equal to ten percent of the amount of the director's annual retainer at the time of termination for each year of independent (non-employee) director service to a maximum of 100% of such amount.

  Pursuant to the current terms of the WNC Stock Benefit Plan, each non-employee director of WNC automatically receives a non-qualified stock option to purchase 2,000 shares of common stock on the day following the annual meeting of the board of directors in each calendar year that the plan is in existence. The option may be exercised in whole or in part at any time after the date of grant and shall expire 10 years after the date of grant.

WASHINGTON NATIONAL RETIREMENT PLAN

  WNC, Washington National Insurance Company and Washington National Development Company are sponsoring employers of a tax-qualified, non-contributory defined benefit retirement plan entitled the Washington National Retirement Plan (the "Retirement Plan"). Effective December 31, 1990, the Retirement Plan was amended, resulting in no further accrual of benefits beyond that date. The Retirement Plan will continue to be maintained and the previously accrued benefits of each participant will be paid upon termination of employment, death or retirement.

  As of December 31, 1995, Messrs. Patin, Pontarelli and Scott had, respectively, 1, 16 and 16 years of credited benefit service under the Retirement Plan and have accrued a frozen annual benefit of $8,771, $35,985 and $32,481, respectively, payable at age 65 and ending at their death without survivor benefits. Messrs. Brown, Fuhrmann, Grubb and Plato were not eligible to participate in the Retirement Plan prior to the date on which the Retirement Plan was amended and therefore are not entitled to any benefits thereunder.

EMPLOYMENT CONTRACTS

  Messrs. Brown, Fuhrmann, Grubb, Patin, Plato, Pontarelli and Scott have employment agreements with WNC and/or its wholly-owned subsidiaries, Washington National Insurance Company and United Presidential Life Insurance Company (collectively referred to herein as the "Employer"), which provide for continued employment during the two-year period following the dates of the agreements, subject to automatic extensions of one day for each day served during the terms of the agreements and base compensation of at least $185,650, $290,750, $209,130, $567,853, $303,350, $237,050 and $237,150, respectively, plus any bonus payable under the Annual Pay-At-Risk Plan. The agreements further provide that base compensation is subject to annual review by the compensation committee of WNC's board of directors but may not be reduced in any year without the consent of the executive officer. The Employer or the executive officer may terminate the agreement for any reason; however, if the Employer terminates the employment of the executive officer for other than "good cause" or if the executive officer terminates his or her employment for "good reason," then the Employer shall make a lump sum payment to the executive officer in an amount equal to two years' salary and bonuses for both years under the Annual Pay-At-Risk Plan (prorated for any partial year) that is at least equal to the most recently paid bonus.

TRANSACTIONS WITH MANAGEMENT

  On November 15, 1993, WNC made a mortgage loan to Mr. Grubb in the amount of $100,000, in connection with his purchase of a residence in Illinois. This mortgage loan was amended in April 1995 to provide for a fixed interest rate of 5.84% and payments due each year on March 31. The mortgage loan has a 10-year term and a 25-year amortization schedule. The loan is secured by a mortgage on his Illinois residence and by amounts payable under his employment agreement. As of December 31, 1995, a principal balance of $93,989 remains outstanding. The largest amount outstanding during 1995 was $96,081.

  On October 10, 1991, WNC made a mortgage loan to Mr. Patin in the amount of $250,000, in connection with his purchase of a residence in Illinois. This loan has a 10-year term, a 25-year amortization schedule and annual principal and interest payments due on April 1 of each year of the loan. The loan bears an interest rate of 7.93% per annum and is secured by a mortgage on his Illinois residence and by amounts payable under his employment agreement. As of December 31, 1995, a principal balance of $82,982 remains outstanding. The largest amount outstanding during 1995 was $191,046.

  In 1994, WNC made a mortgage loan to Mr. Brown in the amount of $100,000, in connection with his purchase of a residence in Illinois. This loan has a 10-year term and 25-year amortization schedule. The loan bears an interest rate of 6.35% per annum and is secured by a mortgage on his Illinois residence and by amounts payable under his employment agreement. As of December 31, 1995, a principal balance of $98,561 remains outstanding. The largest amount outstanding during 1995 was $100,000.

                                   AUDITORS

  The independent public accounting firm of Ernst & Young LLP has audited WNC's 1995 consolidated financial statements as well as the individual financial statements of certain subsidiary companies.

  Ernst & Young LLP has been selected by the board of WNC to serve as its independent auditor for the year 1996. A representative from Ernst & Young LLP will be present at the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  If a shareholder desires to have a proposal considered for inclusion in the proxy materials relating to the 1997 annual meeting of shareholders, such proposal must be marked to the attention of the corporate secretary and received at WNC's principal executive offices not later than January 1, 1997.

                                OTHER BUSINESS

  The board of directors knows of no business which will be presented for consideration at the annual meeting other than that stated in the notice of the meeting. However, if any other business shall properly come before the meeting, shares represented by the enclosed proxy will be voted with respect to such business in accordance with the best judgment of the person or persons acting under the proxy.

By order of the board of directors,

/s/ Craig R. Edwards
Craig R. Edwards
Corporate Secretary
Lincolnshire, Illinois

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P R O X Y
                        WASHINGTON NATIONAL CORPORATION
                               300 TOWER PARKWAY
                          LINCOLNSHIRE, ILLINOIS 60069

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints G. P. Kendall, Jr. and R. W. Patin as Proxies, each with the power to appoint his substitute, and hereby authorizes them or any of them to represent and vote, as designated below, all the shares of com-mon stock and preferred stock of Washington National Corporation held of record by the undersigned as of the close of business on April 8, 1996, at the annual meeting of shareholders to be held on June 6, 1996, or any adjournment thereof.

ELECTION OF DIRECTORS:
     CLASS C DIRECTORS: Ronald L. Bornhuetter, Lee A. Ellis,
                        Frank L. Klapperich, Jr., and Lee M. Mitchell

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE
WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR
SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                   -----------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                   -----------
                            . FOLD AND DETACH HERE .
- --------------------------------------------------------------------------------

    IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE
    ANNUAL MEETING WHETHER OR NOT YOU PLAN TO ATTEND IN
    PERSON. WE URGE YOU TO COMPLETE AND MAIL YOUR PROXY CARD
    IN THE ENCLOSED ENVELOPE.

[X] Please mark, sign, date
    and mail this proxy in
    the envelope provided.
                                                                            3092

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

- --------------------------------------------------------------------------------
                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
- --------------------------------------------------------------------------------
Election of Directors                                             FOR
                                                                 -----
                                                                 |   |
                                                                 -----

To withhold authority to vote for any individual     WITHHELD AS TO ALL NOMINEES
nominee(s), mark the "FOR" box and write the name                -----
of each such nominee with respect to which you                   |   |
intend to withhold authority to vote on the line                 -----
provided below.


- --------------------------------------------------------------------------------

Please check the box if you plan to attend the annual meeting on June 6, 1996
                                                                 -----
                                                                 |   |
                                                                 -----

Please date and sign as name appears hereon. If shares are held jointly by two or more persons, each shareholder named should sign. When signing as an attor-ney, executor, administrator, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in part-nership name by authorized person.


- --------------------------------------------------------------------------------
SIGNATURE


- --------------------------------------------------------------------------------
SIGNATURE                             DATE


                            . FOLD AND DETACH HERE .